EXHIBIT 99.2

Chaparral Steel Company Announces New Board of Directors

MIDLOTHIAN, TX — (Business Wire) — August 2, 2005 – Chaparral Steel Company (NASDAQ:CHAP) today announced its Board of Directors. The Board is comprised of seven members with broad business management and financial expertise.

“I am excited about our Board and I am looking forward to closely working with them. Their expertise, experience, and insight will be used to maximize Chaparral’s full potential. The Board and their committee assignments emphasize our commitment to strong corporate governance.” said Tommy A. Valenta, President and Chief Executive Officer at Chaparral.

James M. Hoak, Jr. will serve as the Non-Executive Chairman of the Board. He joined our Board on July 22, 2005. Mr. Hoak is the Chairman and a Principal of Hoak Capital Corporation, a private equity investment firm in Dallas, Texas. Mr. Hoak serves on our Executive Committee.

Eugenio Clariond joined our Board on July 6, 2005. Mr. Clariond is Chairman of the Board and Chief Executive Officer of Grupo IMSA, S.A. (steel processor, auto parts, aluminum and plastic construction products) of Monterrey, Mexico. Mr. Clariond is the Chair of our Governance Committee and serves on our Compensation Committee.

Ronald J. Gafford joined our Board on July 22, 2005. Mr. Gafford is the President and Chief Executive Officer of Austin Industries, Inc. Mr. Gafford is the Chair of our Compensation Committee and serves on our Governance Committee.

Joseph M. “Jody” Grant joined our Board on July 22, 2005. Mr. Grant is the Chairman and CEO of Texas Capital Bancshares Inc. and is also Chairman of Texas Capital Bank and its Internet division, BankDirect. Mr. Grant is a former Executive Vice President and Chief Financial Officer of EDS. Mr. Grant serves on our Audit Committee.

Ian Wachtmeister joined our Board on July 22, 2005. Mr. Wachtmeister is the Chairman and Chief Executive Officer of The Empire, AB (trading company) of Stockholm, Sweden. Mr. Wachtmeister serves on our Audit Committee.

Elizabeth C. Williams joined our Board on July 6, 2005. Ms. Williams is the Treasurer of Southern Methodist University. Ms. Williams serves as the Chair of our Audit Committee and serves on the Executive Committee.

Tommy A. Valenta is our President and Chief Executive Officer. Mr. Valenta has served as a member of our Board of Directors since February 2005. Mr. Valenta serves as the Chair of the Executive Committee.

Chaparral Steel Company, headquartered in Midlothian, TX, is the second largest supplier of structural steel products in North America with locations in Midlothian, Texas and Petersburg, Virginia. Chaparral follows a market mill concept, making a wide variety of products including structural beams, specialty bar and piling products, all at low cost. The two market mills have a combined production capacity of almost 3 million tons of steel per year. For more information about Chaparral Steel Company, visit the company’s Web site at http://www.chapusa.com.